Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Compass Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share, 2020 Stock Option and Incentive Plan	Rule 457(c) and Rule 457(h)	1,909,114 shares(2)	$2.28(3)	$4,343,234.35	$0.00015310	$664.95

Equity	Common Stock, par value $0.0001 per share, 2020 Stock Option and Incentive Plan	Rule 457(h)	17,822,344 shares(4)	$3.02(5)	$53,808,749.79	$0.00015310	$8,238.12

Total Offering Amounts					$58,151,984.14		$8,903.07

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due							$8,903.07

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), which become issuable under the under the 2020 Stock Option and Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents shares of Common Stock available for future issuance pursuant to an automatic increase to the number of shares available for issuance under the 2020 Plan of 5,512,810 effective as of January 1, 2025, 5,106,703 effective as of January 1, 2024, 5,059,808 effective as of January 1, 2023, and 4,052,137 effective as of January 1, 2022 (the “Evergreen Increase”). Shares available for issuance under the 2020 Plan were previously registered on a registration statement on Form S-8 (File No. 333-252103) filed with the Securities and Exchange Commission on January 14, 2021.

(3)

The price of $2.28 per share, which is the average of the high and low sale prices of the Common Stock on the Nasdaq Capital Market on March 21, 2025, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act.

(4)	Represents shares of Common Stock subject to awards outstanding under the 2020 Plan.
(5)

Based on the weighted-average exercise price of the outstanding options granted under the 2020 Plan. The weighted average exercise price excludes 2.9 million shares of common stock issuable (subject to vesting) with respect to restricted stock units granted under the 2020 Plan.